                                                                    Exhibit 12.1

                    UAL Corporation and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                    and Preferred Stock Dividend Requirements



                                                          Six Months Ended
                                                              June 30

                                                          1999         1998
                                                          (In Millions)
Earnings:
   Earnings before income taxes and extraordinary item   $ 1,176    $   525
   Fixed charges, from below                                 598        560
   Undistributed earnings of affiliates                      (27)       (37)
   Interest capitalized                                      (36)       (56)
                                                         -------    -------
       Earnings                                          $ 1,711    $   992
                                                         =======    =======

Fixed charges:

   Interest expense                                      $   184    $   173
   Preferred stock dividend requirements                      97         85
   Portion of rental expense representative
       of the interest factor                                317        302
                                                         -------    -------
       Fixed charges                                     $   598    $   560
                                                         =======    =======

Ratio of earnings to fixed charges                          2.86       1.77
                                                         =======    =======